Exhibit 8.1

April 13, 2018

iShares® Delaware Trust Sponsor LLC,

as Sponsor of iShares® S&P GSCI™ Commodity-Indexed Trust

400 Howard Street

San Francisco, CA 94105

Re:      iShares® S&P GSCI™ Commodity-Indexed Trust

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company (the "Sponsor"), in connection with the preparation of the registration statement on Form S-3 (the "Registration Statement") of iShares® S&P GSCI™ Commodity-Indexed Trust, a Delaware statutory trust (the "Trust"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), including a prospectus (the "Prospectus") relating to 72,050,000,000 units of fractional undivided beneficial interests in the net assets of the Trust (the "Shares"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In connection with the preparation of the Registration Statement, you have requested our opinion that: (a) the Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes and (b) the discussion in the Registration Statement under the caption "United States Federal Income Tax Consequences," to the extent it consists of definitive statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, is a fair and accurate summary of the principal U.S. federal income tax consequences material to an investment in the Shares.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of the Sponsor, the Trust and their respective officers and other representatives (without regard to any qualification or limitation as to knowledge or belief).

iShares® Delaware Trust Sponsor LLC

April 13, 2018

In rendering the opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(i)     the Registration Statement, including the Prospectus;

(ii)     an executed copy of the Third Amended and Restated Trust Agreement of the Trust, dated as of December 31, 2013, by and among the Sponsor, BlackRock Institutional Trust Company, N.A., as administrative trustee, and Wilmington Trust Company, as Delaware trustee;

(iii)     a form of the Shares;

(iv)     a form of Authorized Participant Agreement; and

(v)     such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents identified in (i) through (v) above are collectively referred to as the "Reviewed Documents." We have assumed that the Reviewed Documents have been or will be executed in substantially the form reviewed by us, that all parties to the Reviewed Documents will comply with their obligations thereunder and that all such Reviewed Documents are enforceable according to their terms. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the Reviewed Documents, statements and representations referred to above.

This opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities, all as of the date hereof. The statutory provisions, regulations and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in this opinion may not be asserted by the Internal Revenue Service and affirmed by the courts.

Based upon the foregoing, and as of the date hereof, in our opinion: (a) the Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes and (b) the discussion in the Registration Statement under the caption "United States Federal Income Tax Consequences," to the extent it consists of definitive statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, is a fair and accurate summary of the principal U.S. federal income tax consequences material to an investment in the Shares.

* * * *

iShares® Delaware Trust Sponsor LLC

April 13, 2018

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the transactions related to or contemplated by the Registration Statement. This opinion has been prepared in connection with the Registration Statement and the Prospectus and may not be relied upon for any other purpose without our prior written consent.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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